Exhibit 99.1

jcpenney Says News Report About CIT’s Action is Untrue

PLANO, Texas (Aug. 1, 2013) -- J. C. Penney Company, Inc. (NYSE: JCP) said that a news report which appeared yesterday is untrue and that it has been told so directly by CIT, the subject of that report. Contrary to the news report, CIT continues to factor and support deliveries from jcpenney suppliers.  In fact, jcpenney continues to have the support of all of its key vendors, who have maintained their shipments to the Company.  The Company noted that CIT factored merchandise currently represents less than 4% of its overall inventory for the year.  The Company further stated it continues to have ample liquidity to manage its business with expectations to close the quarter with approximately $1.5B in cash on its balance sheet.

For further information, contact:

Investor Relations: (972) 431.5500
jcpinvestorrelations@jcpenney.com

Media Relations: (972) 431.3400
jcpnews@jcp.com

Corporate Website
ir.jcpenney.com

About jcpenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation's largest apparel and home furnishing retailers, is dedicated to becoming America's preferred retail destination for unmatched style, quality and value. Across 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.